Exhibit 10.16

AWARD AGREEMENT

FirstBank 2012 Equity Based Incentive Plan

THIS AWARD AGREEMENT (the “Agreement”) is made under the FIRSTBANK 2012 EQUITY BASED INCENTIVE PLAN, and is made, effective as of the 1ST day of February, 2012 (the “Grant Date”), between FirstBank, a Tennessee corporation (the “Company”), and __________________________ (the “Participant”).

WITNESSETH:

WHEREAS, the Company maintains the FirstBank 2012 Equity Based Incentive Plan (the “Plan”), as it may hereafter be amended and continued, in order to attract and retain quality management personnel and provide its management or highly compensated employees with incentives to achieve long-term corporate objectives, and a copy of the Plan has been delivered to or made available to the Participant;

WHEREAS, the Participant is an officer or other key employee of the Company with responsibility for the management or administration of the Company’s business;

WHEREAS, the Company has determined to grant certain EBI Units as defined under the Plan to the Participant on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Award.
a.

The Company hereby grants to Participant a total of __ Equity Based Incentive Plan Units (the “EBI Units”), which had a “fair market value per share of common stock of the Company” (as such term is defined in section 2(m) of the Plan) of $__ as of the December 31 preceding the Grant Date. This grant of EBI Units is subject to the terms, restrictions, and other conditions of this Agreement and the Plan. Additional restrictions that may be applicable to certain employees are set forth in Section 7 below. Any term used herein and not defined shall have the meaning given such term in the Plan.

b.	The EBI Units will not have voting or dividend rights

Exhibit 10.16

2.	Vesting.
a.	Provided in each case that no termination of employment has occurred prior to the applicable date, the EBI Units shall become vested as follows:

Complete Years of Service Following Grant Date	Percentage Vested
1	0%
2	0%
3	100%

b.

The Plan provides the following example of vesting:  “For example, if a Participant received a Grant of EBI Units on October 1, 2012, he or she would be 0% vested in those Units prior to September 30, 2015, and 100% vested on September 30, 2015.”

c.	The Plan provides as follows regarding vesting:

“Any Award, or portion thereof, not 100% vested upon the date of a Participant’s termination (by resignation or dismissal) of employment with the Company, its Parent, or Subsidiaries of the Parent or Company will be forfeited, and no payment will be made thereon, except that, in the case of Retirement, death or Disability the EBI Units shall be deemed fully vested upon the date of such Retirement, death or Disability. If a Participant’s employment is terminated for Cause, the Participant shall forfeit any Award and all EBI Units, whether vested or unvested, or any portion thereof, outstanding as of the date of such termination of employment.”

d.

Pursuant to the Plan: “Retirement” means termination of employment with the Company by a Participant who is age 65 or older, or by a younger Participant where the Chairman of the Board in his sole discretion deems to accept such termination as a Retirement.  And, “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

e.	The Plan also provides for the full vesting of EBI Units upon the occurrence of a Change in Control as defined in the Plan.

f.	Note that vested EBI Units are further subject to forfeiture if the Participant is an employee to whom certain CPP restrictions and forfeitures apply, as provided in section 7 of this Agreement.

Exhibit 10.16

g.

In addition, the EBI Units are further subject to forfeiture (and paid EBI Units are subject to repayment) in the event that the Participant violates the Confidentiality, Non-Solicitation and Non-Competition Agreement which is set forth in Schedule A of this Award Agreement and a part hereof.

h.	Except as specifically provided in the Plan with respect to Retirement, death or Disability, no EBI Units that are unvested at termination of employment shall thereafter become vested.

3.	No Right to Continued Employment.

Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment or other service of the Company, the Parent or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, the Parent or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reasons whatsoever, with or without cause.

4.	Award Subject to Plan.

Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In the event of any inconsistency between this Agreement and the Plan, the Plan shall control.

5.	Award subject to Confidentiality, Non-Solicitation and Non-Competition Agreement.

Participant’s rights and benefits under this Plan are subject to the Confidentiality, Non-Solicitation and Non-Competition Agreement the Participant set forth in Schedule A, which Participant is required to sign as a condition to receipt of the Award.  Violating the terms of any such Agreement shall result in the Participant forfeiting benefits under this Plan and repaying any payments for the EBI Units.

6.	Award subject to “For Cause Termination.”

Participant’s rights and benefits under the Plan (whether vested or unvested) shall be forfeited if: (i) Participant is indicted on a felony charge unless and until the charge is subsequently dismissed; (ii) Participant is convicted of a felony (or submits a nolo contendere plea to one); (iii) Participant’s performance while on or about the business of the Company is impaired by the use of alcohol, drugs, or other mind or behavior altering substances; (iv) Participant commits an act of fraud or dishonesty or knowingly permits another employee to commit an act of fraud or dishonest; or (v)Participant’s willful neglect of, or willful failure to perform his or her duties.

7.

Award subject to restrictions imposed under the Capital Purchase Program. So long as FirstBank or its Parent is subject to restrictions under the Treasury Department’s Capital Purchase Program (“CPP”), Participant’s rights and benefits under the Plan, and any payments to Participant with respect to the EBI Units subject to this Agreement, are subject

Exhibit 10.16

to the restrictions imposed upon FirstBank and its parent corporation and affiliates under CPP.  The Plan provides that the CPP restrictions are applicable to Participants in the Plan who are restricted from receiving or accruing a bonus by section 30.10 of the Treasury Department’s Interim Final Rule on Compensation and Corporate Governance for TARP Recipients (a “CPP Restricted Participant”). (Therefore, based on the CPP restrictions, the following restrictions are applicable to the EBI Units awarded to any CPP Restricted Participant:  The EBI Units may not be transferable or payable at any time earlier than permitted under the following schedule (except as allowed under the CPP rules and regulations to reflect a merger or acquisition of the CPP recipient):

(i) 25% of the EBI Units at the time of repayment of 25% of the aggregate CPP financial assistance received.
(ii) An additional 25% of the EBI Units (for an aggregate total of 50% of the EBI Units granted) at the time of repayment of 50% of the aggregate CPP financial assistance received.
(iii) An additional 25% of the EBI Units (for an aggregate total of 75% of the EBI Units granted) at the time of repayment of 75% of the aggregate CPP financial assistance received.
(iv) The remainder of the EBI Units at the time of repayment of 100% of the aggregate CPP financial assistance received.

In addition, the CPP Restricted Participant is required to forfeit the EBI Units if the CPP Restricted Participant does not continue performing substantial services for the Company for at least two years from the date of grant, other than due to the CPP Restricted Participant’s death or disability, or a “change in control event” (as such term is defined in the CPP rules and regulations, not the definition in the Plan), with respect to the CPP recipient before the second anniversary of the date of grant.

8.	Payment.

The terms and conditions of payment with respect to the EBI Units are provided in the Plan and, if the Participant is a CPP Restricted Participant, also in section 7 of this Agreement.  To provide for administrative flexibility, the actual payment of amounts due under this Plan may be delayed by the Company until the end of the fiscal quarter in which the Payment Date occurs.

9.	Miscellaneous.
a.	This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.
b.	The terms of this Agreement may only be amended, modified, or waived by a written agreement executed by both of the parties hereto.
c.

The validity, performance, construction, and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the conflict of laws thereof.  Exclusive jurisdiction and venue for any matter arising under this Agreement shall be in the state or federal courts sitting in Nashville, Tennessee.

Exhibit 10.16

d.	This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Award granted herein.
e.

Except as otherwise herein provided, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and of Participant and Participant’s personal representatives.

f.	Obligations of the Company under the Plan shall be unsecured and unfunded obligations, and the holders of Awards shall be general creditors of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Grant Date.

FirstBank

By:
Name:
Title:

PARTICIPANT

Name:
Address:
Social Security Number:

Exhibit 10.16

SCHEDULE A

Confidentiality, Non-Solicitation, and Non-Competition Agreement.

The undersigned executive (“Executive”) of First Bank, a Tennessee banking corporation (the “Bank”), hereby makes the following agreements of non-competition, non-solicitation, and confidentiality, in consideration of and as a condition to the grant and payment of Units (the “Units”) under the Bank’s 2012 Equity Based Incentive Plan (“EBI Plan”):

1.

During such time as the Executive is employed by the Bank or one of its subsidiaries, Executive shall not, and shall cause his or her respective Affiliates not to, directly or indirectly, whether as an employee, independent contractor, principal, stockholder or equity-holder, consultant, financing source or otherwise, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the State of Tennessee in any facet of the business (herein called the “Business”) presently conducted by the Bank or its Affiliates; provided, however, that the restrictions contained in this section shall not restrict the acquisition by Executive, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in a business that competes with the Business.

2.

During the period from the date hereof until one year after the termination of employment with the Bank, Executive shall not, and shall cause his or her respective Affiliates not to, directly or indirectly: cause, solicit, induce or encourage any person who (a) is then employed by the Bank or its Affiliates in the operation of the Business, or (b) was, during the twenty-four (24) month period prior to the date at issue, employed by Bank or its Affiliates in the operation of the Business, to leave such employment or hire, employ or otherwise engage any such individual.

3.

During the period from the date hereof until the later of one year after the termination of employment with the Bank or such longer period as required by the Bank Secrecy Act, Executive shall not, at any time, use for his or her own benefit, or divulge or convey to any third party, any “Confidential Information”.  “Confidential Information” shall mean any confidential information with respect to the Business, including customer information, as well as methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.  Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible, provide the chief executive officer of the Bank with prompt notice of such requirement prior to making any disclosure so that the Bank may seek an appropriate protective order. If Executive has previously signed a Confidentiality Agreement with the Bank, the provisions of such other Confidentiality Agreement shall apply in addition to the preceding provisions of this section.

4.

The provisions of this Agreement shall inure to the benefit of any subsequent transferee of the Business or any substantial portion thereof, whether or not this Agreement is assigned to such transferee.

Exhibit 10.16

5.	Executive agrees and acknowledges that the restrictions contained in this Agreement are reasonable in scope and duration, and are necessary to protect the legitimate business interests of the Bank.
6.

Executive further agrees and acknowledges that upon any breach by Executive of any part of this Agreement, Executive shall, upon demand by Bank, pay to Bank, the amount paid to Executive for the Units granted to Executive under the EBI Plan, plus interest measured from the date of payment to Executive for the Units, at an interest rate equal to the prime rate in effect on the date of payment to Executive for the Units.  In addition, any existing or outstanding grant of Units to Executive (whether vested or unvested) shall automatically be cancelled and terminated in the event Executive breaches any part of this Agreement.  And, in addition, in the event the Executive breaches the confidentiality agreements made or referenced in Section 3 hereof, the Bank may obtain an injunction or other appropriate order restraining any disclosure or use of Confidential Information, in addition to demanding the repayment of the amount paid to Executive for the Units (plus interest) as stated above in this section.

7.

Each of the covenants in this Agreement is severable and is to be construed as independent of any other covenants or other provisions of this Agreement, and the invalidity of any provision shall not affect the validity of any other provision.  If any court of competent jurisdiction at any time deems the periods of restriction hereunder to be unreasonably lengthy or the geographical area to be too broad, and not fully enforceable, the other provisions of this Agreement will nevertheless stand and to the full extent consistent with applicable law continue in full force and effect, and it is the intention and desire of the Executive and the Bank that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court or panel of arbitrators enforce them to such extent.

Dated: _________________.

EXECUTIVE:

x___________________________

Name (print) _________________